Exhibit 10.4

SECOND AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (“Amendment”) is made and entered into on April 5, 2017 (“Amendment Date”), by and between Staffing 360 Solutions, Inc., a Nevada corporation (“Company”), and the investor whose name appears below (“Investor”).

Recitals

A.Reference is made to the Stock Purchase Agreement dated June 24, 2016, as amended on January 25, 2017, by and between Company and Investor (“Agreement”), which is incorporated herein by reference.  Pursuant to the Agreement, Investor purchased 211 shares of Series D Redeemable Convertible Preferred Stock (“Preferred”) of Company.

B.As of the Amendment Date, Investor has converted 149 Preferred and owns 62 Preferred (the “Outstanding Preferred Shares”).  The Measurement Periods with respect to the Initial Notices delivered on August 29, 2016 and thereafter have not yet ended, and the Company may be obligated to pay additional Conversion Premium in connection with such conversions.

D. Investor and the Company have at all times fully and completely complied with all of their respective obligations under the Agreement.

Agreement

In consideration of the preceding and the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Investor hereby agree as follows:

I.Definitions.  Capitalized terms that are not otherwise defined have the meanings set forth in the Agreement.

II.Delivery.  As an express condition precedent to the effectiveness of this Amendment, Company will within 1 Trading Day of the Amendment Date, time being of the essence, deliver 300,000 free trading shares of Common Stock of Company (the “Share Delivery”) to Investor by DWAC pursuant to the broker DTC information provided to Company.

III.Payment.  As an express condition precedent to the effectiveness of this Amendment, Company will within 1 Trading Day of the Amendment Date, time being of the essence, pay $1,500,000.00 (the “Payment Amount”) to Investor by wire transfer of immediately available funds pursuant to the wire transfer information provided to Company.

IV.Cancellations.  Upon timely delivery of the Share Delivery and payment of the Payment Amount to Investor, (a) the Outstanding Preferred Shares will be deemed redeemed and returned to the Company’s treasury, (b) the Transfer Agent will not be required to issue any further Conversion Shares to Investor, (c) the Company will instruct Transfer Agent to release all

Common Stock under reserve in connection with the Agreement, (d) Investor will retain all Conversion Shares previously issued by the Company and its Transfer Agent, (e) all other Transfer Agent Instructions shall be deemed null and void and of no further effect, and (f) the Agreement (except as provided in Section V below) will be terminated and of no further force or effect.

V.Ratification.    Sections IV.B, IV.D, IV.E, IV.F, IV.G, IV.I, IV.J, IV.K., VI.A, VI.B, VI.C, VI.D, VI.E, VI.F, VI.G, VI.H, VI.J, VI.K, VI.L, VI.M, VI.N, VI.O, VI.P, and VI.Q of the Agreement will remain in full force and effect, and are hereby ratified and affirmed in all respects.  For the avoidance of doubt, none of the Investor Parties will be entitled to indemnification under Section IV.G of the Agreement for any alleged breaches by the Company prior to the Amendment Date.

VI.Waivers and Releases.  Except for the obligations created by this Amendment and those specifically designated to survive as provided in Section V above, upon timely delivery of the Share Delivery and payment of the Payment Amount to Investor, each party hereby fully, completely, absolutely, and unconditionally waives, releases, discharges and holds harmless the other party, its affiliates, and each of their past and present officers, directors, stockholders, members, managers, consultants, advisors, representatives, employees, agents, attorneys and assigns, whether acting in their representative or individual capacities (collectively the “Releasees”), from any and all claims, causes of action, rights, obligations, damages, liabilities and claims of any kind or nature whatsoever, at law and in equity, which the parties may now own, hold, have or claim to have against each other, including without limitation all claims in any way arising out of or relating to the Agreement, Note, or Transaction Documents, and covenant to not institute any claim, demand, cause of action, arbitration proceeding, or lawsuit pertaining to or arising out of the Agreement, Note, or Transaction Documents, and release and forever discharges each other’s Releasees from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, costs or expenses, including attorneys’ fees and costs, of any kind or nature whatsoever, past or present, ascertained or unascertained, regardless of whether known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or contingent, accrued or unaccrued; provided, however that the waivers and releases in this Section VI will not include any claims that are based on or arise out of, or relate to this Amendment or the right to enforce or to seek relief for a breach of any terms of this Amendment under Section IV.G of the Agreement.

VII.Representations and Warranties.

A.Company hereby represents and warrants to, and as applicable covenants with, Investor as follows:

1.Organization and Qualification.  Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, except as would not reasonably be expected to result in a Material Adverse Effect.

2.Authorization; Enforcement.  Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder.  The execution and delivery of this Amendment by Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company and no further consent or action is required by Company.  This Amendment has been, or upon delivery will be, duly executed by Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.No Conflicts.  The execution, delivery and performance of this Amendment by Company and the consummation by Company of the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing Company or Subsidiary debt or otherwise) or other understanding to which Company or any Subsidiary is a party or by which any property or asset of Company or any Subsidiary is bound or affected, (c) conflict with or result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company or a Subsidiary is subject (including U.S. federal and state securities laws and regulations), or by which any material property or asset of Company or a Subsidiary is bound or affected, or (d) conflict with or violate the terms of any material agreement by which Company or any Subsidiary is bound or to which any property or asset of Company or any Subsidiary is bound or affected; except in the case of each of clauses (b), (c) and (d), such as would not reasonably be expected to result in a Material Adverse Effect.

4.Acknowledgments Regarding Investor.  Company’s decision to enter into this Amendment has been based solely on the independent evaluation of Company and its representatives, and Company acknowledges and agrees that:

a.Investor is not, has never been, and as a result of the transactions contemplated by this Amendment will not become an officer, director, insider, control person, to Company’s knowledge 10% or greater stockholder, or otherwise an affiliate of Company as defined under Rule 12b-2 of the Exchange Act;

b.Investor does not make or has not made any representations, warranties or agreements with respect to the Shares, this Amendment, or the transactions contemplated hereby other than those specifically set forth in Section VII.B below;

c.The resale of the Shares will result in dilution, which may be substantial; and

d.Investor is acting solely in the capacity of arm’s length purchaser with respect to this Amendment and the transactions contemplated hereby; neither Investor nor any of its Affiliates, agents or representatives has or is acting as a legal, financial, investment, accounting, tax or other advisor to Company, or fiduciary of Company, or in any similar capacity; neither Investor nor any of its Affiliates, agents or representatives has provided any legal, financial, investment, accounting, tax or other advice to Company; any statement made in connection with this Amendment or the transactions contemplated hereby is not advice or a recommendation, and is merely incidental to Investor’s purchase of the Shares.

B.Representations and Warranties of Investor.  Investor hereby represents and warrants to Company as follows:

1.Organization; Authority.  Investor is an entity validly existing and in good standing under the laws of the jurisdiction of its organization with full right, company power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder.  The execution, delivery and performance by Investor of the transactions contemplated by this Amendment have been duly authorized by all necessary company or similar action on the part of Investor.  This Amendment has been, or will be, duly executed by Investor, and when delivered by Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of Investor, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2.Investor Status.  At the time Investor was offered the Shares, it was, and at the Effective Date it is:  (a) an accredited investor as defined in Rule 501(a) under the Act; and (b) not a registered broker-dealer, member of FINRA, or an affiliate thereof.

3.Experience of Investor.  Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

VIII.General Provisions.

A.Execution.  This Amendment may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by portable document format, facsimile or electronic transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

B.Publicity.  Neither party will disparage, denigrate or harm the reputation of the other party or any representative thereof, or the Agreement or the transactions contemplated thereby.  In addition, without the prior written consent of the other party, neither party will make, cause or permit to be made any statement, comment or inference regarding the other party, or any representative thereof, that is not substantially identical to statements made in prior public filings of the parties.

C.Entire Agreement.  This Amendment, and the Agreement, Note, and Transaction Documents as modified by this Amendment, contain the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Amendment and the Agreement, Note, and Transaction Documents as modified by this Amendment.  No party, representative, advisor, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding, statement or representation not expressly set forth herein.  The parties hereby absolutely, unconditionally and irrevocably waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such statement or assurance.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories on the Amendment Date.

Company:

STAFFING 360 SOLUTIONS, INC.

By:
Name:	Brendan Flood
Title:	Executive Chairman

Investor:

Investor Name

By:
Name:
Title:

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